Exhibit 99.1

Certification of Chief Executive Officer Pursuant to
Section 1350 of Chapter 63 of Title 18 of the United States Code

            I, Douglas A. Pertz, the Chief Executive Officer of IMC Global Inc., certify that (i) the Quarterly Report on Form 10-Q for the Quarterly Period ended March 31, 2003 of IMC Global Inc. fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of IMC Global Inc.

        Douglas A. Pertz
Douglas A. Pertz

May 14, 2003

A signed original of this written statement required by Section 1350 of Chapter 63 of Title 18 of the United States Code has been provided to IMC Global Inc. and will be retained by IMC Global Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Return to IMC Global Inc. Form 10-Q